Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Hudson Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(f) 457(c)	741,852(2)	N/A	$6,273,486.64(4)	0.00015310	$960.47

	Equity	Preferred Stock, par value $0.001 per share	457(f) 457(c)	2,690,637(3)	N/A	$24,188,826.63(5)	0.00015310	$3,703.31

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$30,462,313.27		$4,663.78

	Total Fees Previously Paid							—

	Total Fee Offsets							$0

	Net Fee Due							$4,663.78

(1)

This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.001 per share, of Hudson Global, Inc. (“Hudson”) estimated to be issuable by Hudson pursuant to the merger described in this registration statement and the Agreement and Plan of Merger, dated as of May 21, 2025, by and among Hudson, Star Equity Holdings, Inc. (“Star”) and HSON Merger Sub, Inc..

(2)

The number of shares of Hudson common stock being registered is based upon an estimate of (x) the number of shares of Star common stock, par value $0.0001 per share outstanding as of June 24, 2025 (3,225,443) multiplied by (y) the exchange ratio of 0.23 shares of Hudson common stock for each share of Star common stock.

(3)

The number of shares of Hudson preferred stock being registered is based upon an estimate of (x) the number of shares of Star preferred stock, par value $0.0001 per share outstanding as of June 24, 2025 (2,690,637) multiplied by (y) one (1).

(4)

Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee based on the average of the high and low prices of STRR common shares as reported on NASDAQ on June 26, 2025 ($1.945 per share), multiplied by the estimated maximum number of shares (3,225,443) that may be exchanged or converted for the securities being registered.

(5)

Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee based on the average of the high and low prices of STRRP preferred shares as reported on NASDAQ on June 26, 2025 ($8.99 per share), multiplied by the estimated maximum number of shares (2,690,637) that may be exchanged or converted for the securities being registered.